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Exhibit 2.4

CONFIDENTIALITY AGREEMENT made in the City of Montréal, Province of Québec on November 28, 2002,

BY AND BETWEEN:	CGI GROUP INC., a corporation incorporated under the laws of the Province of Québec,
("CGI");
AND:	NATIONAL BANK OF CANADA, a Canadian chartered bank,
(the "Bank");

        WHEREAS the Bank is the beneficial owner of common shares of the capital stock of Cognicase Inc. (the "Target");

        AND WHEREAS CGI is considering a transaction (the "Transaction") relating to the capital stock of the Target. The Transaction may involve the disclosure of certain verbal and written information which is either non-public, confidential or proprietary by, or at the request of or on behalf of, one party (the "Disclosing Party") to the other party or its representatives (the "Receiving Party"). All such information furnished to the Receiving Party and its directors, officers, employees, auditors, legal counsel and other representatives (collectively, the "Representatives") together with analyses, compilation, forecasts, studies or other documents prepared by the Disclosing Party, its agents and Representatives which contain or otherwise reflect such information, is herein collectively referred to as the "Confidential Information";

        AND WHEREAS the Disclosing Party is agreeable to disclosing information to the Receiving Party only upon the terms and conditions set forth in this Agreement;

        NOW THEREFORE, THIS AGREEMENT WITNESSETH THAT, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the parties, intending to be bound by this Agreement, hereby agree as follows:

1.
The Confidential Information will be kept confidential and will not, without the prior written consent of the Disclosing Party, be used or disclosed by the Receiving Party or its Representatives, in any manner whatsoever, in whole or in part, otherwise than as contemplated herein. Moreover, the Receiving Party agrees to furnish the Confidential Information only to those Representatives (i) who are informed beforehand of the confidential nature of the Confidential Information, and (ii) who agree to be bound by the terms of this Agreement. The Receiving Party agrees to be responsible for any breach of this Agreement by any of its Representatives. The Receiving Party will use at least the same level of care and protection as it uses to safeguard its own confidential or proprietary information to safeguard the Confidential Information from disclosure to anyone other than as permitted hereby.

2.
Without the prior written consent of the Disclosing Party, the Receiving Party will not, and will direct its Representatives not to, disclose to any person either the fact that discussions or negotiations are taking place or have taken place concerning the Transaction, or any of the terms, identity of the parties involved, conditions or other facts with respect to the Transaction, including the status thereof.

  The term "person" as used in this Agreement shall be broadly interpreted to include, without limitation, any individual, corporation, company, group, partnership or other entity, including any governmental or regulatory authority.

  Notwithstanding anything in this Agreement, the Bank shall be entitled to fulfil any disclosure or notification obligation contracted by the Bank or by a subsidiary of the Bank prior to the execution of this Agreement.

3.
It is understood that all requests for information and all communications regarding the Transaction will be directed to either of Messrs. André Imbeau or Jacques Roy, for CGI, and to either of Messrs. Michel Labonté or Gérard Coulombe, for the Bank, or such other person as CGI and the Bank shall from time to time designate in writing.

4.
This Agreement shall be inoperative as to such portions of the Confidential Information which: (i) are or become generally available to the public other than as a result of a breach of an obligation by the Receiving Party or its Representatives; (ii) become available to the Receiving Party on a non-confidential basis from a source other than the Disclosing Party or its Representatives, provided that such source is not bound by a confidentiality agreement with the Disclosing Party or otherwise prohibited from transmitting the Confidential Information to the Receiving Party by a contractual, legal or fiduciary obligation; or (iii) are known to the Receiving Party on a non-confidential basis prior to its disclosure by the Disclosing Party or its Representatives.

5.
The Bank acknowledges that it is aware (and that its Representatives who are apprised of this matter have been advised) that the Canadian securities laws prohibit any person who has privileged information about a company from purchasing or selling securities of such company or communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell securities of such company. Furthermore, the Bank and its Representatives agree not to trade in the shares of CGI or Target prior to the second business day after the public announcement of the Transaction.

6.
The Receiving Party will promptly, upon the Disclosing Party's request, deliver to the Disclosing Party all documents furnished to the Receiving Party or its Representatives constituting the Confidential Information, without retaining copies thereof, and destroy all writings prepared, based on or arising out of the Confidential Information. Such destruction shall be certified in writing to the undersigned by an authorized officer supervising such destruction.

7.
In the event that the Receiving Party or any of its Representatives is requested or required (by oral questions, interrogatories, requests for information or documents, subpoena or other process) to disclose any Confidential Information, the Receiving Party will provide the Disclosing Party with prompt notice of any such request or requirement so that the Disclosing Party may seek an appropriate protective order or waive compliance with the provisions of this Agreement. In the event that such protective order or other remedy is not obtained or that the Disclosing Party grants a waiver hereunder, the Receiving Party or such Representative may only furnish that Confidential Information which the Receiving Party's counsel advises that the Receiving Party is compelled to disclose.

8.
Neither the Disclosing Party, nor the Disclosing Party's Representatives, make representations or warranties of any kind, either express or implied, as to the accuracy or completeness of any Confidential Information provided to the Receiving Party or its Representatives and neither the Disclosing Party, nor the Disclosing Party's Representatives, assume responsibility and will have liability whatsoever with respect to any Confidential Information furnished, or otherwise, or the use thereof.

9.
All Confidential Information will be used by the Receiving Party and its Representatives only for the purposes of analysing and evaluating the Transaction and for no other purposes.

10.
The Receiving Party will indemnify and hold harmless the Disclosing Party and its Representatives from and against any and all losses, claims, damages, costs and expenses which any of them may incur or which may be made against any of them, insofar as such losses, claims, damages, costs and expenses arise out of or are in relation to or in connection with any breach of the Receiving Party's obligations or the obligations of its Representatives under this Agreement.

11.
No waiver by the Disclosing Party of the conditions herein or of compliance with the provisions hereof, nor any delay by the Disclosing Party or any interested party in exercising its rights, remedies or privileges hereunder, shall have the effect of preventing the Disclosing Party or, as the case may be, an interested party, from exercising its rights, remedies or privileges hereunder at any future period or in any other circumstance, and no waiver shall be binding unless in writing.

12.
In the event that the Receiving Party or the Disclosing Party decides not to continue their discussions concerning the Transaction, the Receiving Party's confidentiality obligations as well as those of the Receiving Party's Representatives under this Agreement shall remain in force for a period of one year from the date of termination of discussions.

13.
In addition to all other remedies available at law, the Disclosing Party shall be entitled to equitable relief, including an injunction and specific performance, in the event of a breach of this Agreement.

14.
This Agreement contains the entire agreement between the Disclosing Party and the Receiving Party concerning the Confidential Information.

15.
No amendments to this Agreement shall be binding unless consented to in writing by the Disclosing Party and the Receiving Party.

16.
This Agreement and any document related hereto or contemplated hereby shall be construed in accordance with and governed by the laws of the Province of Québec and the laws of Canada applicable therein.

CGI GROUP INC.		NATIONAL BANK OF CANADA
Per:	/s/ ANDRÉ IMBEAU	Per:	/s/ MICHEL LABONTÉ
Name:	André Imbeau	Name:	Michel Labonté

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  Exhibit 2.4